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                                                                    Exhibit 21.1

                              MERITAGE CORPORATION
                              LIST OF SUBSIDIARIES

Monterey Homes Arizona, Inc.
Meritage Paseo Crossing, LLC
Monterey Homes Construction, Inc.
Meritage Paseo Construction, LLC
Meritage Homes of Arizona, Inc.
Meritage Homes Construction, Inc.
MTH-Texas GP, Inc.
MTH-Texas LP, Inc.
Legacy/Monterey Homes L.P.
Meritage Homes of Northern California, Inc.
Hancock-MTH Builders, Inc.
Hancock-MTH Communities, Inc.
Legacy Operating Company, L.P.
MTH-Texas GP II, Inc.
MTH-Texas LP II, Inc.
MTH-Homes Nevada, Inc.
Meritage Holdings, L.L.C.
Hulen Park Venture, LLC
MTH Homes-Texas, L.P.
MTH-Cavalier, LLC
Texas Home Mortgage Corporation
MTH Mortgage, LLC